Exhibit 10.11

ADI DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(EFFECTIVE [    ], 2026)

ARTICLE I — Purpose

The purpose of the ADI Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is to provide non-employee directors on the Board of Directors of ADI Global Distribution Inc. with the opportunity to defer a portion of the compensation for Board service.

ARTICLE II — Definitions

2.1	“Account” means the separate bookkeeping account maintained on the books of the Company for each Participant.

2.2	“Beneficiary” means the person or persons designated as such under Article VII of the Plan.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Cash Sub-Account” means the portion of the Participant’s Account, if any, that is deemed invested in notional investments other than Company stock.

2.5	“Change in Control” means (a) any one person, or more than one person acting as a group (as defined under U.S. Department of Treasury Regulations §1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or (b) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (c) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (d) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company and its subsidiaries on a consolidated basis that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company and its subsidiaries on a consolidated basis immediately before such acquisition or acquisitions. For purposes of clause (d), “gross fair market value” means the value of the assets of the Company and its subsidiaries on a consolidated basis, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing clauses (a) through (d) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) shall be deemed to be a Change in Control for purposes of this Plan.

2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Committee” means the compensation committee of the Board or any successor committee or subcommittee of the Board or other committee or subcommittee designated by the Board.

2.8	“Company” means ADI Global Distribution Inc., a Delaware corporation, and its successors.

2.9	“Deferred Stock Unit” means a deferred stock unit credited to a Participant’s Equity Sub-Account.

2.10	“Director” means any member of the Board who is not an employee of the Company or any of its subsidiaries or affiliates.

2.11	“Effective Date” means [_______], 2026.

2.12	“Equity Sub-Account” means the portion of the Participant’s Account, if any, that is allocated to Deferred Stock Units.

2.13	“Fair Market Value” means, as of any date, (i) the average (mean) of the highest and lowest sales prices of a share of Stock, as reported on the New York Stock Exchange (or any other reporting system selected by the Committee, in its sole discretion) on the date as of which the determination is being made or, if no sale of Stock is reported on this date, on the most recent preceding day on which there were sales of Stock reported or (ii) in the event there shall be no public market for the Stock on such date, the fair market value of the Stock as determined in good faith by the Committee.

2.14	“Participant” means a Director who makes a deferred election under Section 4.1 of the Plan and has an Account under the Plan.

2.15	“Plan” means the ADI Deferred Compensation Plan for Non-Employee Directors.

2.16	“Retainer Fees” means the cash retainer fees and any cash committee fees or other ancillary fees other than reimbursements paid to a Director.

2.17	“Separation from Service” means a “separation from service” from the Company, within the meaning of Code Section 409A, as applicable to the Participant.

2.18	“Stock” means the common stock, par value $0.001 per share, of the Company.

2.19	“Stock Plan” means the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates, as may be amended from time to time, or any successor equity plan applicable to non-employee directors of the board adopted by the Company.

ARTICLE III — Participation

3.1	Each Director shall be eligible to become a Participant in accordance with the provisions of the Plan.

3.2	A Participant shall remain a Participant until he or she has received all payments to which he or she is entitled under the terms of the Plan.

ARTICLE IV — Deferral Elections

4.1	Deferral Elections.

(a)	Generally. Prior to the first day of each calendar year beginning on or after January 1, 2027, each Director may elect to defer payment of 100% of the Director’s Retainer Fees to be earned in such calendar year, that will be credited to the Participant’s Account. The election may also designate whether the Director’s Retainer Fees will be deferred into the Cash Sub-Account or the Equity Sub-Account. If such a choice is provided and a Director elects to defer his or her Director Retainer Fees into the Equity Sub-Account, the amount of such equity deferral shall be capped at the maximum annual individual dollar limit set forth in the Stock Plan, if any, and any Director Retainer Fees in excess of such cap automatically shall be deferred into the Cash Sub-Account. To be effective, such election must be completed and delivered to the Company prior to the first day of the calendar year in which the services relating to the Retainer Fees are performed. Any election made under this Section shall become irrevocable as of December 31 of the year prior to the year in which the services relating to the Retainer Fees are performed.

(b)	Effect of Elections. Any election made pursuant to this Article IV shall remain in effect for Retainer Fees earned and paid in the following year and for all subsequent years, until the Director makes a new election during the annual election period.

(c)	Initial Participant Elections. Notwithstanding the foregoing, when a Director first becomes eligible to participate in the Plan, the Director may file an initial election to defer Retainer Fees at any time prior to the 30th day after such Director first becomes a Director. Such election shall apply to Retainer Fees earned for services performed after the date such election is filed.

(d)	Election Procedures. An election (or the modification or revocation of an election) must be made in such manner and in accordance with such rules (such as timing of election period, method of electing, etc.) as may be prescribed for this purpose by the Company.

4.2	Vesting. The Participant’s Account shall be 100% vested at all times.

4.3	4.3 Relation to Stock Plan. Deferred Stock Units granted or credited in accordance with this Plan shall be considered Restricted Stock Units issued pursuant to Section 4.4(f) of the Stock Plan. The Deferred Stock Units subsequently credited in lieu of dividends relating to Deferred Stock Units granted under this Plan also shall be considered Restricted Stock Units issued pursuant to the Stock Plan. The Deferred Stock Units referred to in this paragraph, and Stock issued thereunder, will be subject to the terms and conditions of the Stock Plan, as well as the provisions of this Plan. In the event of a conflict between the Stock Plan and this Plan, the terms of this Plan will control. The Deferred Stock Units referred to in this paragraph, and Stock issued thereunder, will reduce the authorized share number under Section 5.1(a) of the Stock Plan to the extent provided in the Stock Plan.

ARTICLE V — Accounts

5.1	Accounts Generally. An Account will be established for each Participant. Accounts are for bookkeeping purposes only and the maintenance of Accounts will not require any segregation of assets by the Company. The Company will not have any obligation whatsoever to set aside funds for the Plan or for the benefit of any Participant or Beneficiary, and no Participant or Beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured creditor of the Company.

5.2	Adjustments to Accounts. Accounts will be adjusted for deferrals of Retainer Fees, effective as of the dates that the Retainer Fees earned by the Participant would otherwise have been payable to the Participant, in accordance with normal Company procedures. Cash Sub-Accounts will be adjusted for any earnings under Section 5.3 at such times as provided by the Company.

5.3	Hypothetical Earnings on Accounts.

(a)	Cash Sub-Account. Any Cash Sub-Accounts will be adjusted for earnings credits based on the measuring investment selected by the Company, in its sole discretion, for this purpose. Amounts credited to a Cash Sub-Account will be treated as if they were invested in the selected measuring investment and shall be credited with earnings based on the performance of such measuring investment. The measuring investment is solely a device for computing the amount of benefits to be paid to the Participant under the Plan and Participants have no claim or right to any actual investment.

Until a new measuring investment is selected, the measuring investment for the Cash Sub-Accounts shall be the Fidelity U.S. Bond Index Fund.

(b)	Equity Sub-Account. Subject to Section 4.1(a), any Retainer Fees directed to the Equity Sub-Account shall be credited to the Participant’s Account as of the dates that the associated Retainer Fees earned by the Participant during the applicable Plan Year would otherwise have been payable to the Participant. The number of Deferred Stock Units to be credited shall be equal to the result of dividing the cash amount deferred as of each such date by the Fair Market Value of one share of Common Stock on such date. Only full Deferred Stock Units shall be credited to a Participant’s Equity Sub-Account. For the first three quarters of the Plan Year, any Retainer Fees remaining due to a fractional Deferred Stock Unit shall carry forward to the next quarter and be added to the deferred Retainer Fees directed to the Equity Sub-Account for such quarter. For the final quarter of the Plan Year, any Retainer Fees remaining due to a fractional Deferred Stock Unit shall be forfeited. However, if the Participant’s equity deferral for the Plan Year was limited due to the maximum annual individual dollar limit set forth in the Stock Plan, if any, any Director Retainer Fees in excess of such cap automatically shall be deferred into the Cash Sub-Account.

(c)	Cash Dividends. Whenever any cash dividends are declared on the Stock, the Company will credit the Equity Sub-Account of each Participant on the date such dividend is paid with a number of additional Deferred Stock Units equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units credited to the Participant’s Sub-Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value of one share of Stock on the date such dividend is paid by the Company to the holders of Stock.

5.4	Statement of Account. Each Director will be provided access to review his or her Account balance through electronic and such other means as determined by the Committee.

ARTICLE VI — Distributions from Accounts

6.1	Separation from Service. A Participant will receive payment of his or her Account in a lump sum payment as of the first day of the seventh (7th) calendar month following the Participant’s Separation from Service, subject to acceleration, if applicable under Section 6.2 or Section 6.3.

6.2	Death of Participant. If a Participant dies before receiving payment of the full balance of the Participant’s Account, then the balance of the Participant’s Account shall be paid in a lump sum payment to the Participant’s Beneficiary. The lump sum payment will be made as soon as practicable following the Company’s receipt of notification of the Participant’s death. However, if the identity of the Beneficiary cannot be determined, or if the Beneficiary cannot be located, payment to the Beneficiary may be delayed to the extent allowed under Code Section 409A and applicable guidance.

6.3	Change in Control. In the event of a Change in Control, each Participant will receive payment of his or her full Account in a lump sum payment within sixty (60) days following the Change in Control event.

6.4	Medium of Payment.

(a)	Cash Sub-Account. A Participant’s Cash Sub-Account, if any, will be paid in cash.

(b)	Equity Sub-Account. A Participant’s Equity Sub-Account, if any, will be paid in shares of Stock equal to the number of Deferred Stock Units credited to the Participant’s Equity Sub-Account on the payment date, provided that any fractional Deferred Stock Unit shall be paid in cash based on the Fair Market Value of one share of Stock on the payment processing date. Notwithstanding the foregoing, upon a Change in Control, the Equity Sub-Account, if any, will be paid in cash.

(c)	Payments from Sub-Accounts. For administrative reasons, it is possible that payments from a Participant’s Cash Sub-Account and Equity Sub-Account may be made separately, but each such payment will be made within the applicable time frame stated above.

ARTICLE VII — Beneficiary

A Participant’s Beneficiary shall be the beneficiary (or beneficiaries) named by the Participant on the Company’s equity compensation administration system, as in place at the time of the Participant’s death, or if no beneficiary has been named (or survives the Participant) the Participant’s estate.

ARTICLE VIII — Administration

The Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof as well as any agreement or instrument entered into hereunder; and establish, amend, waive and revoke rules and regulations as it deems necessary or desirable for the administration of the Plan. Further, the Committee shall have full power to make any other determination which may be necessary or advisable for the Plan’s administration. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive upon the Participants and all other persons having or claiming any right or interest in the Plan or the Deferred Stock Units.

For the avoidance of doubt, the ministerial functions of the Plan shall be handled by employees of the Company, in accordance with the rules and regulations established by the Committee.

No member of the Board or Committee, and no officer or employee of the Company to whom the Committee delegates any of its power and authority hereunder or who otherwise assists in the administration of the Plan, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and such officers and employees shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

ARTICLE IX — Amendment and Termination

The Board may amend or terminate the Plan at any time in whole or in part; provided, however, that no amendment or termination shall directly or indirectly reduce the balance of Participant’s Account held hereunder as of the effective date of such amendment or termination. Notwithstanding the foregoing, the Plan may be amended at any time, without the consent of any Participant (or beneficiary) if necessary or desirable, as determined by the Corporation, to comply with the requirements, or avoid the application, of Code Section 409A.

A termination of the Plan will not be effective to cause a deferral election in place under the Plan for the applicable year to be modified or discontinued prior to the end of such year, if such modification or discontinuation would violate Code Section 409A. The Board may terminate the Plan and provide for the acceleration and liquidation of all benefits remaining due under the Plan pursuant to Treasury Regulations § 1.409A-3(j)(4)(ix). If such a termination and liquidation occurs, all deferrals and credits under the Plan will be discontinued as of the termination date established by the Board, and benefits remaining due will be paid in a lump-sum at the time specified by the Board as part of the action terminating the Plan and consistent with Treasury Regulations § 1.409A-3(j)(4)(ix).

The Board may terminate the Plan other than pursuant to Treasury Regulations § 1.409A-3(j)(4)(ix). In the event of such other termination, all deferral and credits under the Plan will be discontinued as of the end of the Plan Year, but all benefits remaining payable under the Plan will be paid at the same time and in the same form as if the termination had not occurred — that is, the termination will not result in any acceleration of any distribution under the Plan.

ARTICLE X — Miscellaneous

10.1	Unfunded Plan. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. All payments hereunder shall be made by the Company from its general assets at the time and in the manner provided for in the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

10.2	Non-Alienation of Benefits. Neither a Participant nor any other person shall have any rights to sell, assign, transfer, pledge, anticipate, or otherwise encumber the amounts, if any, payable under the Plan to the Participant or any other person. Any attempted sale, assignment, transfer or pledge shall be null and void and without any legal effect. No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.3	Code Section 409A. This Plan is subject to Code Section 409A and is intended to be maintained in compliance with Code Section 409A and the regulations thereunder applicable to nonqualified deferred compensation plans. To the extent any provision of this Plan does not satisfy the requirements of Code Section 409A or any regulations or other guidance issued by the Treasury Department or the Internal Revenue Service under Code Section 409A, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan to the contrary, and to the extent not prohibited by Code Section 409A, the provisions of the Plan and the rights of Participants and Beneficiaries hereunder shall be deemed to have been modified accordingly. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). The Committee, in its sole discretion shall determine the requirements of Code Section 409A that are applicable to the Plan and shall interpret the terms of the Plan in a manner consistent therewith. Under no circumstances, however, shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Code Section 409A.

10.4	Severability. If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it was held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and enforceable to the fullest extent permitted by applicable law.

10.5	Successors in Interest. The obligation of the Company under the Plan shall be binding upon any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Company shall be deemed to include any such successor or successors.

10.6	Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

10.7	No Stockholder Rights. Neither the Participant or any other person shall have any rights as a stockholder of the Company with respect to the Deferred Stock Units credited to the Participant’s Account until the share of Stock are issued to the Participant (or the Beneficiary of the Participant).